ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

Filed in the office of	Document Number 20080464272-85
Ross Miller	Filing Date and Time 07/11/2008 9:11 AM
Secretary of State State of Nevada	Entity Number C22631-1998

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Skystar Bio-Pharmaceutical Company

2. The articles have been amended as follows (provide article numbers, if available):

ARTICLE 4 is hereby deleted in its entirety and the following ARTICLE 4 is substituted in lieu thereof:

The aggregate number of shares which the corporation shall have authority to issue shall consist of 250,000,000 shares of capital stock, of which 200,000,000 shares are common stock, $0.001 par value, and 50,000,000 shares are preferred stock, $0.001 par value. The common and preferred stock of the corporation may be issued from time to time without prior approval by the stockholders, and for such consideration as may be fixed from time to time by the board of directors. The preferred stock of the corporation shall be issued by the board of directors of the corporation in one or more classes or one or more series within any class and such classes or series shall have full, limited, multiple, fractional or no voting powers and such designations, preferences, limitations, privileges, qualifications, options, conversion rights, restrictions and other special or relative rights as the board of directors of the corporation shall determine from time to time.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the* articles of incorporation have voted in favor of the amendment is: 9,467,552

4. Effective date of filing (optional):

(must not be later than 90 days after the certificate is filed)

5. Officer Signature (Required): x Weibing Lu

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.